SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                         Date of Report
               (Date of earliest event reported)
                          July 15, 2002

                     GIANT INDUSTRIES, INC.
    (Exact name of registrant as specified in its charter)

                           Delaware
           (State or jurisdiction of incorporation)

            1-10398                      86-0642718
   (Commission File Number)   (IRS Employer Identification No.)


          23733 North Scottsdale Road
              Scottsdale, Arizona                 85255
     (Address of principal executive offices)   (Zip Code)

        Registrant's telephone number, including area code
                        (602) 585-8888

ITEM 5.  OTHER EVENTS

     Giant Industries, Inc., in connection with a registration statement filed July 15, 2002 on Form S-4, is amending its audited financial statements and related items (see below) as originally reported in its 2001 Annual Report on Form 10-K for the year ended December 31, 2001 to reflect the following:

     - Transitional pro forma disclosures under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," adopted January 1, 2002.

     - Information regarding the subsidiary guarantors of Giant Industries, Inc.'s $200,000,000 of senior subordinated notes.

     Item 8 of Part III and Item 14(a)(1) of Part IV as reported in Giant Industries, Inc.'s 2001 Annual Report on Form 10-K, for the fiscal year ended December 31, 2001, are amended and restated herein in their entirety within this Current Report on Form 8-K. The financial statements of Giant Industries, Inc. are included as Appendix A of this Current Report on Form 8-K. See Index to Consolidated Financial Statements.


ITEM 7.  EXHIBITS

Exhibit Number                  Description of Document
--------------    ------------------------------------------------------
      23.1        Consent of Deloitte & Touche LLP, Independent Auditors

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         GIANT INDUSTRIES, INC.


                         /s/ GARY R. DALKE
                         ------------------------------------------
                         Gary R. Dalke, Vice President, Controller,
                         Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)

Date: July 15, 2002

                              APPENDIX A

               INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report

Consolidated Balance Sheets - December 31, 2001 and 2000

Consolidated Statements of Earnings - Years ended December 31, 2001, 2000 and
1999

Consolidated Statements of Stockholders' Equity - Years ended December 31, 2001, 2000 and 1999

Consolidated Statements of Cash Flows - Years ended December 31, 2001, 2000 and 1999

Notes to Consolidated Financial Statements

                      INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Giant Industries, Inc.
Scottsdale, Arizona

     We have audited the accompanying consolidated balance sheets of Giant Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Giant Industries, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
March 29, 2002 (except for Note 19, as to which the date is July 12, 2002)

                        GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                             CONSOLIDATED BALANCE SHEETS

                                                                       December 31,
----------------------------------------------------------------------------------------
(In thousands, except share and per share data)                    2001          2000
----------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                      $  26,326     $  26,618
  Receivables:
     Trade, less allowance for doubtful
       accounts of $540 and $356                                    37,181        69,215
     Income tax refunds                                              1,497           741
     Other                                                           4,852         5,591
----------------------------------------------------------------------------------------
                                                                    43,530        75,547
----------------------------------------------------------------------------------------
  Inventories                                                       58,729        56,607
  Prepaid expenses and other                                         3,661         3,659
  Deferred income taxes                                              3,735         2,753
----------------------------------------------------------------------------------------
     Total current assets                                          135,981       165,184
----------------------------------------------------------------------------------------
Property, plant and equipment                                      525,345       508,384
  Less accumulated depreciation and amortization                  (201,823)     (192,234)
----------------------------------------------------------------------------------------
                                                                   323,522       316,150
----------------------------------------------------------------------------------------
Goodwill, less accumulated amortization of $5,361 and $4,292        19,815        20,806
Note and interest receivable from a related party, less
  allowance for doubtful account of $5,409 and $0 (Note 6)               -         5,810
Other assets                                                        27,856        20,615
----------------------------------------------------------------------------------------
                                                                 $ 507,174     $ 528,565
========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt                              $      45     $     213
  Accounts payable                                                  42,255        66,461
  Accrued expenses                                                  36,537        44,016
----------------------------------------------------------------------------------------
     Total current liabilities                                      78,837       110,690
----------------------------------------------------------------------------------------
Long-term debt, net of current portion                             256,749       258,009
Deferred income taxes                                               32,772        27,621
Other liabilities and deferred income                                2,406         4,542
Commitments and contingencies (Notes 3, 6,
  10, 11, 13, 14, 15, 16 and 18)
Stockholders' equity:
  Preferred stock, par value $.01 per share,
     10,000,000 shares authorized, none issued
  Common stock, par value $.01 per share,
     50,000,000 shares authorized, 12,305,859
     and 12,282,688 shares issued                                      123           122
  Additional paid-in capital                                        73,589        73,099
  Retained earnings                                                 99,152        87,262
----------------------------------------------------------------------------------------
                                                                   172,864       160,483
  Less common stock in treasury - at cost,
     3,751,980 and 3,334,680 shares                                (36,454)      (32,780)
----------------------------------------------------------------------------------------
     Total stockholders' equity                                    136,410       127,703
----------------------------------------------------------------------------------------
                                                                 $ 507,174     $ 528,565
========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                          GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF EARNINGS


                                                              Year Ended December 31,
------------------------------------------------------------------------------------------
(In thousands, except per share data)                2001            2000           1999
------------------------------------------------------------------------------------------
Net revenues                                      $ 968,679      $ 1,074,362     $ 782,683
Cost of products sold                               738,514          859,001       568,005
------------------------------------------------------------------------------------------
Gross margin                                        230,165          215,361       214,678
Operating expenses                                  114,260          122,650       115,599
Depreciation and amortization                        33,875           33,579        31,129
Selling, general and administrative expenses         27,864           25,373        28,166
Loss on the disposal/write-down of assets             6,212                -         2,387
Allowance for related party note and interest
  receivable                                          5,409                -             -
------------------------------------------------------------------------------------------
Operating income                                     42,545           33,759        37,397
Interest expense                                    (24,098)         (24,411)      (23,417)
Interest and investment income                        1,661            1,989         2,476
------------------------------------------------------------------------------------------
Earnings before income taxes                         20,108           11,337        16,456
Provision for income taxes                            7,727            4,048         5,678
------------------------------------------------------------------------------------------
Net earnings                                      $  12,381      $     7,289     $  10,778
==========================================================================================
Earnings per common share:
   Basic                                          $    1.40      $      0.79     $    1.01
==========================================================================================
   Assuming dilution                              $    1.39      $      0.79     $    1.01
==========================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


                                GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                  Common Stock
                                ----------------  Additional                 Treasury Stock        Total
                                Shares      Par    paid-in     Retained   --------------------  stockholders'
                                issued     value   capital     earnings     Shares     Cost       equity
----------------------------------------------------------------------------------------------------------
(In thousands, except number of shares)

Balances, January 1, 1999      12,232,367  $122    $72,699     $69,391    1,393,600  $(14,510)    $127,702
Purchase of treasury stock              -     -          -           -      569,100    (6,113)      (6,113)
Stock options exercised           120,857     1      1,069           -            -         -        1,070
Shares cancelled on net
  exercise of stock options       (87,036)   (1)      (778)       (196)           -         -         (975)
Net earnings                            -     -          -      10,778            -         -       10,778
----------------------------------------------------------------------------------------------------------
Balances, December 31, 1999    12,266,188   122     72,990      79,973    1,962,700   (20,623)     132,462
Purchase of treasury stock              -     -          -           -    1,371,980   (12,157)     (12,157)
Stock options exercised            16,500     -        109           -            -         -          109
Net earnings                            -     -          -       7,289            -         -        7,289
----------------------------------------------------------------------------------------------------------
Balances, December 31, 2000    12,282,688   122     73,099      87,262    3,334,680   (32,780)     127,703
Purchase of treasury stock              -     -          -           -      417,300    (3,674)      (3,674)
Stock options exercised           126,601     2      1,105           -            -         -        1,107
Shares cancelled on net
  exercise of stock options      (103,430)   (1)      (615)       (491)           -         -       (1,107)
Net earnings                            -     -          -      12,381            -         -       12,381
----------------------------------------------------------------------------------------------------------
Balances, December 31, 2001    12,305,859  $123    $73,589     $99,152    3,751,980  $(36,454)    $136,410
==========================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.


                        GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              Year Ended December 31,
--------------------------------------------------------------------------------------------
(In thousands)                                             2001          2000          1999
--------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net earnings                                          $ 12,381      $  7,289      $ 10,778
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                         33,875        33,579        31,129
    Deferred income taxes                                  4,169          (432)        5,132
    Deferred lease expense                                   296           791           837
    Allowance for related party note and interest
      receivable                                           5,409             -             -
    Loss on the disposal/write-down of assets              6,212             -         2,181
    Interest received on related party note receivable       938             -           380
    Interest accrued on related party note receivable       (537)         (539)         (528)
    Other                                                  1,344          (806)         (782)
    Changes in operating assets and liabilities:
      Decrease (increase) in receivables                  32,177          (571)      (23,330)
     (Increase) decrease in inventories                   (4,645)        1,640        (6,685)
     (Increase) decrease in prepaid expenses and other      (133)          479         1,209
     (Decrease) increase in accounts payable             (24,206)      (10,372)       33,930
     (Decrease) increase in accrued expenses              (2,024)       (1,566)        5,548
--------------------------------------------------------------------------------------------
Net cash provided by operating activities                 65,256        29,492        59,799
--------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of property, plant and equipment             (57,056)      (22,455)      (46,361)
  Purchases of other assets                               (5,602)            -             -
  Refinery acquisition contingent payment                 (5,139)       (5,442)       (7,289)
  Proceeds from sale of property, plant and
    equipment and other assets                             7,889         4,473         2,288
--------------------------------------------------------------------------------------------
Net cash used by investing activities                    (59,908)      (23,424)      (51,362)
--------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds of long-term debt                                   -        68,000             -
  Payments of long-term debt                              (1,429)      (68,347)      (25,115)
  Purchase of treasury stock                              (3,674)      (12,157)       (6,113)
  Deferred financing costs                                  (537)            -           (56)
  Proceeds from exercise of stock options                      -           109            95
--------------------------------------------------------------------------------------------
Net cash used by financing activities                     (5,640)      (12,395)      (31,189)
--------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                   (292)       (6,327)      (22,752)
  Cash and cash equivalents:
    Beginning of year                                     26,618        32,945        55,697
--------------------------------------------------------------------------------------------
    End of year                                         $ 26,326      $ 26,618      $ 32,945
============================================================================================
Income taxes paid                                       $  4,675      $  4,060      $  2,099
============================================================================================
Interest paid                                           $ 24,135      $ 24,458      $ 24,176
============================================================================================

Significant Noncash Investing and Financing Activities.  During 2001, the Company received
103,430 shares of its own common stock valued at approximately $1,107,000 from James E. Acridge, the Company's former Chairman of the Board and Chief Executive Officer (the "CCEO"), as payment for the exercise by the CCEO of 126,601 common stock options. These shares were immediately cancelled. In addition, the Company repurchased, for cash, 59 service station/convenience stores from FFCA Capital Holding Corporation ("FFCA") for approximately $38,052,000 plus closing costs.
These service station/convenience stores had been sold to FFCA in a sale-leaseback transaction completed in December 1998. Certain deferrals on the Balance Sheet relating to the sale-leaseback transaction reduced the cost basis of the assets recorded in "Property, Plant and Equipment" by approximately $1,736,000. These deferrals included a deferred gain on the original sale to FFCA and deferred lease allocations included in "Other Liabilities and Deferred Income," and deferred costs associated with the original sale included in "Other Assets." During 2000, approximately
$5,200,000 was incurred as a contingent payment related to the 1995 acquisition of the Bloomfield
Refinery. This amount was adjusted downward in 2001 to $5,139,000, the amount that was actually paid. During 1999, the Company received 87,036 shares of its own common stock valued at approximately $975,000 from two officers of the Company as payment for the exercise of 108,857 common stock options. These shares were immediately cancelled. In addition, approximately
$10,692,000 was incurred as a contingent payment related to the 1995 acquisition of the
Bloomfield Refinery, of which $5,250,000 was paid in 1999 and $5,442,000 in 2000.

The accompanying notes are an integral part of these consolidated financial statements.

                   GIANT INDUSTRIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

     Giant Industries, Inc., a Delaware corporation, together with its subsidiaries, ("Giant" or the "Company"), through its wholly-owned subsidiary Giant Industries Arizona, Inc. and its subsidiaries ("Giant Arizona"), is engaged in the refining and marketing of petroleum products in New Mexico, Arizona, and Colorado, with a concentration in the Four Corners area where these states adjoin. In addition, Phoenix Fuel Co., Inc. ("Phoenix Fuel"), a wholly-owned subsidiary of Giant Arizona, operates an industrial/commercial petroleum fuels and lubricants distribution operation.

DESCRIPTION OF BUSINESS

     The Company operates primarily as an independent refiner and marketer of petroleum products. The Company's principal business is the refining of crude oil into petroleum products which are sold through branded retail outlets as well as through distributors, industrial/commercial accounts and major oil companies. The Company has two operating refineries in New Mexico. The Ciniza Refinery, with a crude oil throughput capacity of 20,800 barrels per day ("bpd") and a total capacity including natural gas liquids of 26,000 bpd, is located near Gallup, New Mexico. The Bloomfield Refinery, with a crude oil throughput capacity of 16,000 bpd and a total capacity including natural gas liquids of 16,600 bpd, is located in Bloomfield, New Mexico.

     At December 31, 2001, the Company had 150 retail service station/convenience stores and a travel center. These operations sell various grades of gasoline, diesel fuel, general merchandise and food products to the general public.

     In addition, through Phoenix Fuel, the largest independent petroleum products distributor in the state of Arizona, the Company distributes gasoline, diesel fuel and various lubricants to industrial and commercial accounts.

     (See Note 2 for a further discussion of business segments, Note 3 for recent acquisitions and dispositions, and Note 18 for the pending acquisition of the Yorktown Refinery.)

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Giant and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of the Company's consolidated financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET REVENUES

     Revenues are recognized from sales when product ownership is transferred to the customer. Excise and other similar taxes are excluded from net revenues.

STATEMENTS OF CASH FLOWS

     All highly liquid instruments with an original maturity of three months or less are considered to be cash equivalents.

DERIVATIVES

     The Company has in the past entered into futures or option contracts to hedge its exposure to price fluctuations on crude oil and refined products. For purposes of the Statement of Cash Flows, hedging transactions are considered to be operating activities.

     The Company from time to time speculates in the purchasing and selling of crude oil and finished products and may enter into futures, options and wet barrel contracts to speculate on price fluctuations in these commodities. These activities are transacted in accordance with policies established by the Company, which set limits on quantities, requires various levels of approval and requires certain review and reporting procedures. Gains and losses on all speculative transactions are reflected in earnings in the period that they occur.

     The Company had no open commodity futures or options contracts at December 31, 2001.

     On January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to SFAS No. 133." SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities record all derivatives as either assets or liabilities, measured at fair value, with any change in fair value recognized in earnings or in other comprehensive income, depending on the use of the derivative and whether it qualifies for hedge accounting. There was no effect on the Company's financial position, results of operations or cash flows as a result of adopting SFAS No. 133.

CONCENTRATION OF CREDIT RISK

     Credit risk with respect to customer receivables is concentrated in the geographic area in which the Company operates and relates primarily to customers in the oil and gas industry. To minimize this risk, the Company performs ongoing credit evaluations of its customers' financial position and requires collateral, such as letters of credit, in certain circumstances. The Company maintained its cash and cash equivalents in federally insured banking institutions or other financial service providers.

INVENTORIES

     Inventories are stated at the lower of cost or market. Costs for crude oil and refined products produced by the refineries, and the lubricants and other merchandise of Phoenix Fuel, are determined by the last-in, first-out ("LIFO") method. Costs for retail, exchange and terminal refined products and shop supplies are determined by the first-in, first-out ("FIFO") method. Costs for merchandise inventories at retail locations are determined by the retail inventory method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost and are depreciated on the straight-line method over their respective estimated useful lives.

     The estimated useful lives for the various categories of property, plant and equipment are:

             Buildings and improvements          7-30 years
             Machinery and equipment             7-24 years
             Pipelines                             30 years
             Furniture and fixtures              2-15 years
             Vehicles                            3- 7 years

     Routine maintenance, repairs and replacement costs are charged against earnings as incurred. Turnaround costs, which consist of complete shutdown and inspection of significant units of the refineries at intervals of two or more years for necessary repairs and replacements, are deferred and amortized over the period until the next expected shutdown, which generally ranges from 24 to 48 months depending on the type of shutdown and the unit involved. Expenditures which materially increase values, expand capacities or extend useful lives are capitalized. Interest expense is capitalized as part of the cost of constructing major facilities and equipment.

     The American Institute of Certified Public Accountants has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2002, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of operations. At December 31, 2001, the Company had $12,769,000 of turnaround costs, classified as machinery and equipment, included in property, plant and equipment. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

GOODWILL

     Goodwill, which results from business acquisitions, represents the excess of the purchase price over the fair value of the net assets acquired and is carried at cost less accumulated amortization. Goodwill is amortized on the straight-line method over the period of expected benefit ranging from 15 to 30 years.

     Effective in 2002, the Company is required to adopt SFAS No. 142, "Goodwill and Other Intangible Assets." This Statement requires, among other things, that goodwill not be amortized, but be tested for impairment. The provisions of the Statement apply to fiscal years beginning after December 15, 2001. Impairment losses for goodwill and indefinite-lived intangible assets that arise due to the initial application of this Statement (resulting from a transitional impairment test) must be reported as resulting from a change in accounting principle. At December 31, 2001, the Company had goodwill of $19,815,000, of which $14,722,000 related to the acquisition of Phoenix Fuel and $4,891,000 related to various retail acquisitions. The Company has not determined, but is in the process of evaluating, the impact that this new standard will have on its financial position and results of operations. See Note 19 for pro forma information excluding such goodwill amortization.

LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", issued by the Financial Accounting Standards Board ("FASB"), the Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment whenever events or changes in circumstances indicate that the carrying amount of assets to be held and used may not be recoverable. For assets to be disposed of, the Company reports long-lived assets and certain identifiable intangibles at the lower of carrying amount or fair value less cost to sell. (See Note 4)

     Effective in 2002, the Company is required to adopt SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement defines an impairment as "the condition that exists when the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value." It develops a single accounting model for the disposal of long-lived assets, whether previously held or newly acquired. This Statement applies to recognized long-lived assets of an entity to be held and used or to be disposed of, and applies to the entire group when a long-lived asset is a part of the group. A group is defined as the lowest level of operations with identifiable cash flows that are largely independent of the cash flows of other assets and liabilities. The Statement identifies the circumstances that apply when testing for recoverability, as well as other potential adjustments or revisions relating to recoverability. Specific guidance is provided for recognition and measurement and reporting and disclosure for long-lived assets held and used, disposed of other than by sale, and disposed of by sale. The Company has not determined, but is in the process of evaluating, the impact that this new standard will have on its financial position and results of operations.

TREASURY STOCK

     The Company's Board of Directors has authorized the repurchase of up to 2,900,000 shares of the Company's common stock. These purchases may be made from time to time as conditions permit. Shares may be repurchased through privately-negotiated transactions, block share purchases and open market transactions. Through the end of 2001, the Company had repurchased 2,582,566 shares under this program at a cost of approximately $25,716,000. These shares are being treated as treasury shares. In addition, the Company purchased 1,169,414 shares of its common stock, as treasury shares, for $9.00 per share, net to the sellers, through a Schedule 13E-4 Issuer Tender Offer completed on February 8, 2000.

ENVIRONMENTAL EXPENDITURES

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties. Subsequent adjustments to estimates, which may be significant, may be made as more information becomes available or as circumstances change (See Note 16).

INCOME TAXES

     The provision for income taxes is based on earnings (loss) reported in the financial statements. Deferred income taxes are provided to reflect temporary differences between the basis of assets and liabilities for financial reporting purposes and income tax purposes, as well as the effects of tax credits.

EARNINGS PER COMMON SHARE

     Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic earnings per common share are computed by dividing consolidated net earnings by the weighted average number of shares of common stock outstanding during each period. Earnings per common share assuming dilution is computed by dividing consolidated net earnings by the sum of the weighted average number of shares of common stock outstanding plus additional shares representing the exercise of outstanding common stock options using the treasury stock method, unless such calculation is antidilutive. (See Note 5.)

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Company adopted SFAS No. 141, "Business Combinations." This Statement requires, among other things, that the purchase method of accounting be used to account for all business combinations. The provisions of the Statement apply to all business combinations initiated after June 30, 2001, and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The Company has always used the purchase method of accounting for acquisitions and business combinations and does not anticipate that the application of SFAS No. 141 will have a material affect on the way the Company records acquisitions or business combinations. However, the Company does anticipate that more intangible assets will be recorded as a result of SFAS No. 141.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. As used in this Statement, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel.

     SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Disclosure requirements include descriptions of asset retirement obligations and reconciliations of changes in the components of those obligations. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not determined, but is evaluating the effect SFAS No. 143 will have relative to its refining and marketing assets.

OTHER COMPREHENSIVE INCOME

     For the years ended December 31, 2001, December 31, 2000, and December 31, 1999, respectively, the only component of other comprehensive income is net income as reported on the Company's Consolidated Statements of Earnings.

RECLASSIFICATIONS

     Certain reclassifications have been made to prior years' consolidated financial statements to conform to the statement classifications used in the current year. These reclassifications had no effect on reported earnings or stockholders' equity.

NOTE 2 - BUSINESS SEGMENTS:

     The Company is organized into three operating segments based on manufacturing and marketing criteria. These segments are the Refining Group, the Retail Group and Phoenix Fuel. A description of each segment and principal products and operations are as follows:

     - Refining Group: The Refining Group consists of the Company's two refineries, its fleet of crude oil and finished product truck transports, its crude oil pipeline gathering operations, and its finished product terminaling operations. The Company's two refineries manufacture various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks and blending components. In addition, finished products are acquired through exchange agreements, from third party suppliers, and from Phoenix Fuel. These products are sold through Company-operated retail facilities, independent wholesalers and retailers, industrial/commercial accounts, and sales and exchanges with major oil companies. Crude oil, other feedstocks, and blending components are purchased from third party suppliers.

     - Retail Group: The Retail Group consists of service station/convenience stores and one travel center. These operations sell various grades of gasoline, diesel fuel, general merchandise and food products to the general public through retail locations. The Refining Group or Phoenix Fuel supplies the petroleum fuels sold by the Retail Group. General merchandise and food products are obtained from third party suppliers.

     - Phoenix Fuel: Phoenix Fuel is an industrial/commercial petroleum fuels and lubricants distribution operation, which includes a number of bulk distribution plants, an unattended fleet fueling ("cardlock") operation and a fleet of finished product truck transports. The petroleum fuels and lubricants sold are primarily obtained from third party suppliers and to a lesser extent from the Refining Group.

     Operations that are not included in any of the three segments are included in the category "Other." These operations consist primarily of corporate staff operations, including selling, general, and administrative expenses.

     Operating income for each segment consists of net revenues less cost of products sold, operating expenses, depreciation and amortization and the segment's selling, general, and administrative expenses. The sales between segments are made at market prices. Cost of products sold reflects current costs adjusted, where appropriate, for LIFO and lower of cost or market inventory adjustments.

     The total assets of each segment consist primarily of net property, plant and equipment, inventories, accounts receivable and other assets directly associated with the segment's operations. Included in the total assets of the corporate staff operations are a majority of the Company's cash and cash equivalents, various accounts receivable, net property, plant and equipment and other long-term assets.

    Disclosures regarding the Company's reportable segments with reconciliations to consolidated totals are presented below.

                                     As of and for the Year Ended December 31, 2001    (In thousands)
                                     ----------------------------------------------------------------
                                     Refining   Retail   Phoenix            Reconciling
                                       Group    Group      Fuel     Other      Items     Consolidated
                                     ----------------------------------------------------------------
Customer net revenues:
  Finished products                  $257,636  $228,533  $284,430  $      -   $       -    $  770,599
  Merchandise and
    lubricants                              -   144,531    24,555         -           -       169,086
  Other                                 9,373    17,315     2,062       244           -        28,994
                                     ----------------------------------------------------------------
     Total                            267,009   390,379   311,047       244           -       968,679
                                     ----------------------------------------------------------------
Intersegment net revenues:
  Finished products                   166,546         -    80,125         -    (246,671)            -
  Other                                16,671         -         -         -     (16,671)            -
                                     ----------------------------------------------------------------
     Total                            183,217         -    80,125         -    (263,342)            -
                                     ----------------------------------------------------------------
       Total net revenues            $450,226  $390,379  $391,172  $    244   $(263,342)   $  968,679
                                     ================================================================

Operating income (loss)              $ 66,148  $  5,214  $  4,731  $(21,927)  $ (11,621)   $   42,545
Interest expense                                                                              (24,098)
Interest income                                                                                 1,661
                                                                                           ----------
Earnings before income taxes                                                               $   20,108
                                                                                           ==========
Depreciation and amortization        $ 16,463  $ 12,709  $  2,696  $  2,007   $       -    $   33,875
Capital expenditures                 $ 13,310  $ 41,337  $    985  $  1,424   $       -    $   57,056
Total assets                         $228,403  $165,176  $ 65,539  $ 48,056   $       -    $  507,174


                                     As of and for the Year Ended December 31, 2000    (In thousands)
                                     ----------------------------------------------------------------
                                     Refining   Retail   Phoenix            Reconciling
                                       Group    Group      Fuel     Other      Items     Consolidated
                                     ----------------------------------------------------------------
Customer net revenues:
  Finished products                  $280,525  $267,201  $334,122  $      -   $       -    $  881,848
  Merchandise and
    lubricants                              -   138,543    26,662         -           -       165,205
  Other                                 9,159    15,595     2,188       367           -        27,309
                                     ----------------------------------------------------------------
     Total                            289,684   421,339   362,972       367           -     1,074,362
                                     ----------------------------------------------------------------
Intersegment net revenues:
  Finished products                   212,957         -    80,252         -    (293,209)            -
  Other                                15,531         -         -         -     (15,531)            -
                                     ----------------------------------------------------------------
     Total                            228,488         -    80,252         -    (308,740)            -
                                     ----------------------------------------------------------------
       Total net revenues            $518,172  $421,339  $443,224  $    367   $(308,740)   $1,074,362
                                     ================================================================

Operating income (loss)              $ 45,790  $     31  $  7,275  $(19,337)  $       -    $   33,759
Interest expense                                                                              (24,411)
Interest income                                                                                 1,989
                                                                                           ----------
Earnings before income taxes                                                               $   11,337
                                                                                           ==========
Depreciation and amortization        $ 17,138  $ 11,528  $  2,554  $  2,359   $       -    $   33,579
Capital expenditures                 $  6,850  $ 13,470  $  1,413  $    722   $       -    $   22,455
Total assets                         $244,947  $148,992  $ 82,084  $ 52,542   $       -    $  528,565

                                     As of and for the Year Ended December 31, 1999    (In thousands)
                                     ----------------------------------------------------------------
                                     Refining   Retail   Phoenix            Reconciling
                                       Group    Group      Fuel     Other      Items     Consolidated
                                     ----------------------------------------------------------------
Customer net revenues:
  Finished products                  $180,277  $206,485  $225,199  $      -   $       -    $  611,961
  Merchandise and
    lubricants                              -   118,895    24,150         -           -       143,045
  Other                                10,263    13,185     3,552       677           -        27,677
                                     ----------------------------------------------------------------
     Total                            190,540   338,565   252,901       677           -       782,683
                                     ----------------------------------------------------------------
Intersegment net revenues:
  Finished products                   180,933         -    19,784         -    (200,717)            -
  Other                                16,827         -         -         -     (16,827)            -
                                     ----------------------------------------------------------------
     Total                            197,760         -    19,784         -    (217,544)            -
                                     ----------------------------------------------------------------
       Total net revenues            $388,300  $338,565  $272,685  $    677   $(217,544)   $  782,683
                                     ================================================================

Operating income (loss)              $ 51,323  $  3,790  $  8,549  $(23,878)  $  (2,387)   $   37,397
Interest expense                                                                              (23,417)
Interest income                                                                                 2,476
                                                                                           ----------
Earnings before income taxes                                                               $   16,456
                                                                                           ==========
Depreciation and amortization        $ 15,615  $  9,270  $  2,273  $  3,971   $       -    $   31,129
Capital expenditures                 $  8,419  $ 33,235  $  1,984  $  2,723   $       -    $   46,361
Total assets                         $252,356  $146,110  $ 79,731  $ 68,602   $       -    $  546,799

NOTE 3 - ACQUISITIONS AND DISPOSITIONS:

     In December 1998, the Company and FFCA Capital Holding Corporation ("FFCA") completed a sale-leaseback transaction. Under the terms of the Sale and Lease Agreement (the "Agreement"), FFCA purchased 83 service station/convenience stores from the Company for approximately $51,763,000. The Company in turn leased the 83 service station/convenience stores back from FFCA under an operating lease arrangement with an initial term of 15 years and three separate options to continue the lease for successive periods of five years. In the second half of 1999, the Company reacquired 24 of the service station/convenience stores for approximately $13,711,000, which was the original selling price of these properties. In the second quarter of 2001, FFCA approached the Company to determine whether the Company had any interest in acquiring the remaining 59 service station/convenience stores. Subsequently, in July 2001, the Company repurchased, for cash, the 59 service station/convenience stores for approximately $38,052,000, which was the original selling price of these properties, plus closing costs. Certain deferrals on the Balance Sheet relating to the sale-leaseback transaction reduced the cost basis of the assets recorded in "Property, Plant and Equipment" by approximately $1,736,000. These deferrals included a deferred gain on the original sale to FFCA and deferred lease allocations included in "Other Liabilities and Deferred Income," and deferred costs associated with the original sale included in "Other Assets." Lease expense related to these assets totaled $2,610,000 for 2001, $4,556,000 for 2000, and $4,556,000 for
1999. Depreciation expense related to these same assets totaled $2,937,000 in 2001, $1,499,000 in 2000, and $627,000 in 1999. For 2002, depreciation expense is estimated to be approximately $4,137,000 based on depreciation expense recorded in January 2002. This amount could change depending on the sale of any of these assets. The original total base rent payments under the FFCA sale-leaseback transaction, included scheduled increases of six percent on the second anniversary of the Agreement and every second anniversary thereafter, on a compounded basis during the initial lease term and any extension thereof. At December 31, 2000, the Company had recorded a deferred credit of approximately $1,628,000 to reflect the excess of rent expense over cash payments made. This deferred credit is included in "Other Liabilities and Deferred Income" in the Company's Consolidated Balance Sheet at December 31, 2000. The Company had recorded a gain of approximately $5,650,000 on the original transaction, which was deferred and was being amortized over the initial lease period of 15 years. This deferred gain was reduced to $990,000 at December 31, 2000, as the result of the 1999 repurchase and annual amortization. The deferred gain is reflected in "Other Liabilities and Deferred Income" in the Company's Consolidated Balance Sheet at December 31, 2000. The amounts recorded for deferred credits and deferred gain were used to reduce the cost basis of the 59 units repurchased in 2001, as described above.

     In October 1995, the Company completed the purchase of the Bloomfield Refinery along with related pipeline and transportation assets for $55,000,000 from Gary-Williams Energy Co. and its wholly-owned subsidiary, Bloomfield Refining Company ("BRC"). The purchase agreement provided for potential contingent payments to be made to BRC over approximately six years from the acquisition date of approximately $35,000,000, not to exceed a net present value of $25,000,000 as of October 1995, should certain criteria be met. These contingent payments were considered to be additional purchase price and were allocated to the assets acquired in the same proportions as the original purchase price was allocated, not to exceed the estimated current replacement cost, and amortized over the estimated remaining life of the assets. For 2000, the Company accrued $5,200,000 in accordance with the purchase agreement relating to 2000 operations. This amount was adjusted downward in 2001 to $5,139,000, which amount was paid. This payment represented the final amount due under the purchase agreement. For 1999, the Company paid approximately $5,250,000 and had accrued an additional $5,442,000 at December 31, 1999, relating to 1999 operations. In addition, the Company accrued $2,250,000 in 1996 relating to certain environmental obligations assumed in the purchase, which amount was also considered to be additional purchase price.

     Refer to Note 18 for a discussion of the pending acquisition of the Yorktown Refinery.

NOTE 4 - LOSS ON THE DISPOSAL/WRITE-DOWN OF ASSETS:

     For the year ended December 31, 2001, the Company recorded a pre-tax loss on the disposal/write-down of assets of $6,212,000. This amount included losses of $609,000 on the sale of assets in the ordinary course of business, primarily related to the sale of 11 service station/convenience stores; losses of $2,719,000 on the write-down of assets due to impairment, resulting from the application of Statement of Financial Accounting Standard ("SFAS") No. 121 due to a strategy to sell certain service station/convenience stores, some of which were closed; losses of $592,000 relating to the value of leasehold improvements included in leased service station/convenience stores returned to the lessors; and losses of $2,292,000 primarily related to the retirement or replacement of certain refinery property, plant, and equipment.

     As a result of the Company's ongoing retail asset evaluation initiated in 2001, the Company identified 60 non-strategic or underperforming units for possible divestiture. Eight of these units were subsequently removed from the list due to improved performance. Of the remaining units, 11 were sold, six were closed and reclassified as assets held for sale, one leased unit was returned to the lessor, and four are in escrow and are expected to close in the second quarter of 2002. The remaining 30 stores continue to be operated by the Company, but are being marketed for potential sale in accordance with the Company's strategy, and may be divested if acceptable offers are received and negotiated during 2002.

     In addition, 12 other units were closed in 2001. Seven of these units were classified as assets held for sale, three leased units were returned to the lessors, and the Company is attempting to sublease two others.

     In 2001, the Company also recorded a reserve totaling $5,409,000 related to a note and accrued interest receivable from a related party. For a further discussion of this matter refer to Note 6.

NOTE 5 - EARNINGS PER SHARE:

     The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for earnings as required by SFAS No. 128:

                                                                      Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                            2001                               2000                               1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                       Per                                 Per                                 Per
                              Earnings     Shares     Share    Earnings        Shares     Share      Earnings     Shares      Share
                            (Numerator) (Denominator) Amount  (Numerator)  (Denominator)  Amount   (Numerator) (Denominator)  Amount
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share
  - basic:
  Earnings                  $12,381,000  8,871,006    $1.40   $7,289,000    9,214,470    $0.79    $10,778,000   10,678,773    $1.01
  Effect of dilutive
    stock options                           14,128                              8,950                               40,084
-----------------------------------------------------------------------------------------------------------------------------------
Earnings per common share
  - assuming dilution:
  Earnings                  $12,381,000  8,885,134    $1.39   $7,289,000    9,223,420    $0.79    $10,778,000   10,718,857    $1.01
===================================================================================================================================

     In October 2001, the Company's Board of Directors (the "Board") directed the Company to purchase 400,000 shares of its common stock under its stock repurchase program from the CCEO for $3,520,000 or $8.80 per share. This was the closing price of the Company's common stock on the New York Stock Exchange on the date that the conditions to purchase set by the Board were satisfied, including the receipt of necessary bank waivers and consents.

     At December 31, 2001 and 2000, there were 8,553,879 and 8,948,008 shares, respectively, of the Company's common stock outstanding.

     There were no transactions subsequent to December 31, 2001, that if the transactions had occurred before December 31, 2001, would materially change the number of common shares or potential common shares outstanding as of December 31, 2001.

NOTE 6 - RELATED PARTY TRANSACTIONS:

     The Company loaned $4,000,000 to James E. Acridge, its former Chairman and Chief Executive Officer (the "CCEO") on September 17, 1998 (the "Loan"). The Loan was originally evidenced by an unsecured promissory note bearing interest at the prime rate published by the Wall Street Journal on September 17, 1998 (the "Prime Rate") plus 2%. Principal and accrued interest were due and payable in one lump sum on February 28, 1999. On December 23, 1998, the Company and the CCEO entered into a revised loan agreement. The amount of the Loan was increased to $5,000,000, the Loan's interest rate was increased to the Prime Rate plus 3%, and the Loan's maturity date was extended to February 28, 2001. An initial interest payment was made on February 28, 1999 for interest due through December 31, 1998. Subsequent interest was due and payable semi-annually on June 30 and December 31 of each year.

     The Loan was modified again on March 10, 2000. The terms of the Loan were revised so that all principal and interest, including interest that otherwise would have been payable on December 31, 1999, became due and payable on February 28, 2001. As security for the modified loan, the Company received a pledge by an entity owned by the CCEO (the "LLC") of a 49% equity interest in an entity that owns certain real property in north Scottsdale, Arizona (the "Real Property"). The loan was further modified on February 28, 2001 to extend the Loan's maturity date to March 28, 2001. This modification reflected the fact that the Company's purchase of a parcel of land from a trust of which the CCEO was the beneficiary had not closed. A portion of the proceeds of this sale was used to pay the interest that became due and payable under the Loan on February 28, 2001. On March 21, 2001, the Company's Board of Directors (the "Board") approved an additional two-year extension of the Loan's maturity date, making all principal and interest due and payable on March 28, 2003. This extension was conditioned upon, among other things, the CCEO's payment of all interest due and payable on March 28, 2001, which was paid. In return for the extension of the Loan, the CCEO provided additional security for the Loan by pledging all of his equity interest in the LLC.

     The Company is aware of prior liens on the Real Property and on certain of the collateral pledged to the Company (the "Prior Liens") that relate to loans entered into by the LLC (the "LLC Loans"). The Company also understands that the CCEO has personally guaranteed the LLC Loans. On July 18, 2001, the Board was advised that the LLC was not able to make the monthly payment due and owing to its lenders (the "Lenders") in the month of July. The Board was asked to make such payment, in the amount of $240,833, on behalf of the CCEO for the benefit of the LLC. The Board authorized the Company to make the July payment in order to avoid a default under the LLC Loans. The Company also has been advised that the LLC did not make, when due, the monthly payment due and owing to the Lenders in December 2001 (the "December Payment"). The Company understands that a letter agreement was entered into with the Lenders, in which the Lenders agreed to forbear from exercising certain rights and remedies available to them in connection with the December payment if certain terms and conditions were satisfied (the "Forbearance Letter"). The Company further understands that, in connection with the Forbearance Letter, the CCEO pledged 29,622 shares of the Company's common stock owned by him to the Lenders as additional collateral.

     The LLC's failure to make the December Payment when due constitutes a default under the terms of the Loan. The Company has been advised that the CCEO also is in default under a provision of the Loan that addresses the CCEO's failure to discharge when due all sums owed under any loan secured by a stock pledge.

     In view of recent events, including the CCEO's defaults under the terms of the Loan and the failure of a limited liability company controlled by the CCEO to pay rent in connection with space subleased to the limited liability company by the Company, the Company has evaluated the collectability of the Loan. The limited liability company's sublease and certain associated litigation is further discussed in Note 16. The Company has reviewed financial information requested from the CCEO, including a personal financial statement and 2000 tax returns for the CCEO and certain of his material affiliated entities. It has also obtained an appraisal of the Real Property and conducted a search of public records for third party claims evidenced by filed litigation and liens.

     The Company believes that the Yorktown Refinery acquisition will constrain the Company's ability to obtain waivers or other approvals in connection with restrictive covenants contained in the Company's $65,000,000 secured Credit Agreement that may be applicable to certain courses of action potentially available to the Company in connection with the collateral for the Loan. Restrictive covenants in the Indenture supporting the Company's senior subordinated notes due 2003 and in the Indenture supporting the Company's senior subordinated notes due 2007 also could constrain the Company's ability to take certain actions. It is possible that the Company will not be able to recover all or any of the amounts due and owing from the CCEO as a result of such restrictive covenants. Accordingly, in view of the Company's evaluation of the Loan's collectability, under generally accepted accounting principles, it is appropriate to record a financial reserve in the full amount of the Loan, including interest accrued through December 31, 2001, and such a reserve totaling $5,409,000 has been recorded as of December 31, 2001. The Company is aware that the CCEO is pursuing a number of potential transactions that may provide him with funds to satisfy his obligations under the Loan. In the event that certain of these transactions occur, the Company will reevaluate its reserve.

     On January 25, 2001, the Board accepted an offer from the CCEO, on behalf of a trust of which the CCEO is the beneficiary, to sell a parcel of land (the "Jomax Property") to the Company for the lesser of $5,000,000 or the Jomax Property's appraised value. In March 2001, the Jomax Property was sold to the Company for $5,000,000. The trust had an option, exercisable for a period of two years, to repurchase the property at the greater of the amount paid by the Company to purchase the property or the property's appraised value. The trust also had a right of first refusal, exercisable for a period of two years, to repurchase the property on the same terms as contained in a bona fide offer from a bona fide purchaser. On September 20, 2001, the Board directed the Company to purchase the trust's option and right of first refusal (collectively, the "Rights") for $600,000, and the Rights were subsequently sold to the Company for this price. At the time of the sale, the Company was negotiating with a potential purchaser for the sale of the Jomax Property for a price in excess of the Company's purchase price. The potential purchaser was requiring the Company to represent in the purchase and sale agreement that there were no effective options to purchase, or rights of first refusal, affecting the property. The Company's purchase of the Rights would have enabled the Company to make this representation and would have avoided any other complications associated with the Rights that potentially could have affected the sale. The potential purchaser subsequently advised the Company that it was discontinuing negotiations regarding the possible sale because general market and economic conditions, coupled with the financial uncertainties arising out of the events that occurred on September 11, 2001, had severely depressed the real estate market. Although the potential purchaser re-approached the Company during the first quarter of 2002 about purchasing the property, the Company is exploring other alternatives.

     In the third quarter of 2001, the Board directed the transfer to the CCEO of a life insurance policy on his life with a cash surrender value of $251,078. This policy and life insurance policies for another executive had been issued prior to the Company's going public in 1989. In connection with its determination that the policy should be transferred to the CCEO, the Board considered historical information and other relevant matters relating to the policy, including the fact that several life insurance policies on the other executive's life had previously been transferred to that executive. The cash value of the life insurance policy was considered compensation to the CCEO for tax purposes in 2001. The $251,078 cash surrender value recorded on the Company's books was expensed by the Company in the third quarter and is included in selling, general and administrative expenses ("SG&A").

     In the third quarter of 2001, the CCEO submitted statements to the Company for reimbursement of certain expenditures made by the CCEO on behalf of the Company in the current year and prior years for which the CCEO had not previously been reimbursed. In August 2001, the Company reimbursed the CCEO $204,293 in connection with such statements. This amount was considered compensation to the CCEO for tax purposes in 2001. The $204,293 was expensed by the Company in the third quarter and is included in SG&A.

     As described above, the payment of $240,833 made on behalf of the CCEO was expensed by the Company in the third quarter of 2001. This amount was considered compensation to the CCEO for tax purposes in 2001 and is included in SG&A.

     During 2001, the Board directed the Company to repurchase 400,000 shares of its common stock from the CCEO for $3,520,000 or $8.80 per share. This was the closing price of the Company's common stock on the New York Stock Exchange on the date that the conditions to purchase set by the Board were satisfied, including the receipt of necessary bank waivers and consents. The Board directed the Company to purchase these shares under the stock repurchase program. The repurchased shares are treated as treasury shares. In addition, the Board authorized the purchase of artwork from the CCEO for display in the corporate headquarters. The artwork was purchased at its appraised value of $162,550. A substantial portion of the artwork had been displayed in the Company's corporate office for up to ten years without any financial consideration being provided to the CCEO for its use. The proceeds of the artwork transaction were used by the CCEO to pay balances due on certain amounts owed to Giant Arizona by the CCEO and by entities controlled by the CCEO.

     During 2000, the Company repurchased 129,466 shares of its common stock under its stock repurchase program from the CCEO for $896,887 or $7.00 per share for 99,466 shares and $6.6875 per share for 30,000 shares. The per share price paid for the shares was the low price reported for the Company's common stock on the New York Stock Exchange on the dates the purchases were made. All of the repurchased shares are treated as treasury shares. In addition, the Company's Board of Directors authorized the purchase of artwork from the CCEO for display at the Company's headquarters building. The artwork was purchased at its appraised value of approximately $450,000. A substantial portion of the artwork had been displayed in the Company's corporate office for up to ten years without any financial consideration being provided to the CCEO for its use.

     During 1999, the Company repurchased 440,000 shares of its common stock under its stock repurchase program from the CCEO for $4,950,000 or $11.25 per share. The per share price paid for the shares was at a discount to the then current fair market value. The repurchased shares are treated as treasury shares.

     All of the material foregoing transactions were reviewed and approved by the Board or committees of the Board.

NOTE 7 - INVENTORIES:

     Inventories consist of the following:

                                                            DECEMBER 31,
------------------------------------------------------------------------------
(In thousands)                                         2001           2000
------------------------------------------------------------------------------
First-in, first-out ("FIFO") method:
  Crude oil                                           $ 12,835        $ 17,420
  Refined products                                      21,982          24,679
  Refinery and shop supplies                             8,111          10,829
  Merchandise                                            3,928           3,882
Retail method:
  Merchandise                                            9,179           8,737
------------------------------------------------------------------------------
    Subtotal                                            56,035          65,547
Adjustment for last-in, first-out ("LIFO") method        5,996          (8,940)
Allowance for lower of cost or market                   (3,302)              -
------------------------------------------------------------------------------
    Total                                             $ 58,729        $ 56,607
==============================================================================

     The portion of inventories valued on a LIFO basis totaled $30,872,000 and $28,319,000 at December 31, 2001 and 2000, respectively. The data in the following paragraph will facilitate comparison with the operating results of companies using the FIFO method of inventory valuation.

     If inventories had been determined using the FIFO method at December 31, 2001, 2000 and 1999, net earnings and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been (lower) higher by $(6,981,000) and $(0.79), $2,935,000 and $0.32, and $4,408,000 and $0.41,
respectively.

     In 2001, cost of products sold were increased by approximately $3,302,000 as a result of a reduction in the carrying value of inventories related to a decline in crude oil and refined product prices.

     For the year 2001, certain lower cost refinery LIFO inventory layers were liquidated resulting in an increase in 2001 earnings of approximately $139,000 or $0.02 per share.

     For the year 2000, certain lower cost Phoenix Fuel LIFO inventory layers were liquidated resulting in an increase in 2000 earnings of approximately $1,042,000 or $0.11 per share.

     For the year 1999, certain higher cost refinery LIFO inventory layers were liquidated resulting in a reduction of 1999 earnings of approximately $1,531,000 or $0.14 per share.

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment, at cost, consist of the following:

                                                            DECEMBER 31,
-----------------------------------------------------------------------------
(In thousands)                                         2001           2000
-----------------------------------------------------------------------------
Land and improvements                                 $  38,139     $  31,681
Buildings and improvements                              136,478       123,941
Machinery and equipment                                 291,614       291,250
Pipelines                                                11,560        10,761
Furniture and fixtures                                   29,544        25,822
Vehicles                                                  7,874         8,503
Construction in progress                                 10,136        16,426
-----------------------------------------------------------------------------
  Subtotal                                              525,345       508,384
Accumulated depreciation and amortization              (201,823)     (192,234)
-----------------------------------------------------------------------------
  Total                                               $ 323,522     $ 316,150
=============================================================================

NOTE 9 - ACCRUED EXPENSES:

     Accrued expenses are comprised of the following:

                                                            DECEMBER 31,
-----------------------------------------------------------------------------
(In thousands)                                         2001            2000
-----------------------------------------------------------------------------
Excise taxes                                          $ 12,200       $ 13,787
Bloomfield Refinery acquisition contingent payment           -          5,200
Payroll and related costs                                6,941          7,320
Bonus, profit sharing and retirement plans               6,566          3,162
Interest                                                 5,681          5,719
Other                                                    5,149          8,828
-----------------------------------------------------------------------------
  Total                                               $ 36,537       $ 44,016
=============================================================================

NOTE 10 - LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                            DECEMBER 31,
-----------------------------------------------------------------------------
(In thousands)                                         2001            2000
-----------------------------------------------------------------------------
9% senior subordinated notes, due 2007, interest
  payable semi-annually                               $150,000       $150,000
9 3/4% senior subordinated notes, due 2003,
  interest payable semi-annually                       100,000        100,000
Capital lease obligations, 11.3%, due through
  2007, interest payable monthly                         6,703          7,917
Other                                                       91            305
-----------------------------------------------------------------------------
  Subtotal                                             256,794        258,222
Less current portion                                       (45)          (213)
-----------------------------------------------------------------------------
  Total                                               $256,749       $258,009
=============================================================================

     Repayment of the Notes is jointly and severally guaranteed on an unconditional basis by the Company's direct and indirect wholly-owned subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise allowed in the Indentures pursuant to which the Notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

     Separate financial statements of the Company's subsidiaries are not included herein because the aggregate assets, liabilities, earnings and equity of the subsidiaries are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis; the subsidiaries are jointly and severally liable for repayment of the Notes; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed material to investors.

     The Indentures supporting the Notes contain restrictive covenants that, among other things, restrict the ability of the Company and its subsidiaries to create liens, to incur or guarantee debt, to pay dividends, to repurchase shares of the Company's common stock, to sell certain assets or subsidiary stock, to engage in certain mergers, to engage in certain transactions with affiliates or to alter the Company's current line of business. In addition, subject to certain conditions, the Company is obligated to offer to purchase a portion of the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, the Company would be required to offer to purchase all of the Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. At December 31, 2001, retained earnings available for dividends under the most restrictive terms of the Indentures were approximately $7,128,000.

     On December 23, 1998, the Company entered into a $65,000,000 secured Credit Agreement (the "Credit Agreement") that was to expire December 23, 2001, with a group of banks including Bank of America, N.A. as lead bank and administrative agent. On December 19, 2001, this Credit Agreement was extended until November 14, 2003, under substantially the same terms and conditions. This Credit Agreement, a revolving loan agreement, is primarily a working capital and letter of credit facility and is secured by eligible accounts receivable and inventories as defined in the Credit Agreement. The Credit Agreement also allows the Company to borrow up to $10,000,000 for other acquisitions as defined in the Credit Agreement. The availability of funds under this facility is the lesser of (i) $65,000,000, or (ii) the amount determined under a borrowing base calculation tied to the eligible accounts receivable and inventories. At December 31, 2001, the availability of funds under the Credit Agreement was $57,215,000. The borrowing base is less than $65,000,000 primarily due to lower selling prices and sales volumes that affected eligible accounts receivable, and reduced inventory valuations that affected eligible inventories. There were no direct borrowings outstanding under this facility at December 31, 2001, and there were approximately $4,258,000 of irrevocable letters of credit outstanding, primarily to insurance companies and regulatory agencies.

     The interest rate applicable to the Credit Agreement is tied to various short-term indices. At December 31, 2001, this rate was approximately 4% per annum. The Company is required to pay a quarterly commitment fee ranging from 0.325% to 0.500% per annum of the unused amount of the facility. The exact rate depends on meeting certain conditions in the Credit Agreement.

     The Credit Agreement contains certain restrictive covenants, which require the Company to, among other things, maintain a minimum consolidated net worth, a minimum interest coverage ratio, and a maximum capitalization ratio. It also places limits on investments, dispositions of assets, prepayments of senior subordinated debt, guarantees, liens and restricted payments. The Credit Agreement is guaranteed by certain of the Company's direct and indirect wholly-owned subsidiaries.

     In connection with the acquisition of the Yorktown Refinery, the Company expects to replace the Credit Agreement with a new and larger credit facility.

     In 1997, as part of the acquisition of certain service station/convenience stores, the Company leased 64 service station/convenience stores for a period of 10 years with options to purchase the assets during the ten-year period for approximately $22,904,000. These leases were accounted for as capital leases. At December 31, 2001, six stores remained to be purchased and continue to be leased under the original terms. One of these stores is a grocery store and does not sell gasoline. The Company intends to purchase the six stores pursuant to options to purchase during the remaining lease period for approximately $6,700,000, of which $2,000,000 has been paid in advance and is recorded in "Other Assets" in the Company's Consolidated Balance Sheet. The remaining lease obligations of approximately $6,700,000 are being accounted for as capital leases and require annual lease payments of approximately $753,000, all of which are recorded as interest expense. Assets associated with these lease obligations of approximately $7,601,000 are included in property, plant and equipment. Accumulated depreciation as of December 31, 2001 of approximately $3,079,000 is related to these assets. Assets of $580,000, primarily liquor licenses, are included in other assets.

     Aggregate annual maturities of long-term debt as of December 31, 2001 are: 2002 - $45,000; 2003 - $100,029,000; 2004 - $17,000; 2005 - $0; 2006 -
$0; and all years thereafter - $156,703,000.

NOTE 11 - FINANCIAL INSTRUMENTS AND HEDGING ACTIVITY:

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," as amended by SFAS No. 133. The Company, using available market information and valuation methodologies described below, determined the estimated fair value amounts. Considerable judgment is required, however, in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts and estimated fair values of the Company's financial instruments are as follows:

                                                  DECEMBER 31,
---------------------------------------------------------------------------
(In thousands)                          2001                   2000
---------------------------------------------------------------------------
                                CARRYING  ESTIMATED    CARRYING  ESTIMATED
                                 AMOUNT   FAIR VALUE    AMOUNT   FAIR VALUE
---------------------------------------------------------------------------
Balance Sheet - Financial
  Instruments:
    Fixed rate long-term debt   $250,091   $244,633    $250,305   $229,256

     The fair value of fixed rate long-term debt was determined using quoted market prices, where applicable, or estimated by discounting future cash flows using rates estimated to be currently available for debt of similar terms and remaining maturities.

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair values due to the short-term maturities of these instruments. Variable rate long-term debt instruments are estimated to approximate fair values as rates are tied to short-term indices.

     The Company also has a $5,000,000 long-term note receivable with a related party. This note was fully reserved for at December 31, 2001.

HEDGING ACTIVITIES

     From time to time, the Company enters into futures and options contracts to reduce price volatility, to fix margins in its refining and marketing operations and to protect against price declines for inventory volumes.

     At December 31, 2001 and 2000, the Company had no hedging transactions in place.

     Gains and losses from market changes on contracts not qualifying for hedge accounting are recognized immediately in operations. For 2001, 2000 and 1999 the Company incurred losses of $10,000, $471,000 and $306,000, respectively, related to these activities.

NOTE 12 - INCOME TAXES:

     The provision (benefit) for income taxes is comprised of the following:

                                                     YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------
(In thousands)                                    2001        2000       1999
------------------------------------------------------------------------------
Current:    Federal                             $2,978      $4,292      $  532
            State                                  579         188          14
Deferred:   Federal                              4,184        (628)      3,412
            State                                  (14)        196       1,720
------------------------------------------------------------------------------
                                                $7,727      $4,048      $5,678
==============================================================================

     Income taxes paid in 2001, 2000 and 1999 were $4,675,000, $4,060,000, and $2,099,000, respectively.

     A reconciliation of the difference between the provision for income taxes and income taxes at the statutory U.S. federal income tax rate is as follows:

                                                     YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------
(In thousands)                                    2001        2000       1999
------------------------------------------------------------------------------
Income taxes at the statutory
  U.S. federal income tax rate of 35%           $7,038      $3,968      $5,760
Increase (decrease) in taxes resulting from:
  State taxes, net                                 470         301         795
  Resolution of tax matters                          -           -        (320)
  Nonconventional fuel credits, net                  -        (249)          -
  General business credits, net                      -           -        (205)
  Other, net                                       219          28        (352)
------------------------------------------------------------------------------
                                                $7,727      $4,048      $5,678
==============================================================================

     Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes, as well as available tax credit carryforwards. The tax effected temporary differences and credit carryforwards which comprise deferred taxes are as follows:

                                  DECEMBER 31, 2001                DECEMBER 31, 2000
-----------------------------------------------------------------------------------------
(In thousands)               ASSETS  LIABILITIES  TOTAL     ASSETS   LIABILITIES   TOTAL
-----------------------------------------------------------------------------------------
Nondeductible accruals for
  uncollectible receivables  $   156  $      -   $    156   $    70  $      -   $     70
Insurance accruals               672         -        672       627         -        627
Insurance settlements            (94)        -        (94)      902         -        902
Contribution carryover           897         -        897         -         -          -
Other reserves                 1,009         -      1,009     1,246         -      1,246
Inventory costs capitalized
  for income tax purposes       (211)        -       (211)      (92)        -        (92)
Nondeductible accrual for
  lower of cost or market
  adjustment to inventory      1,306         -      1,306         -         -          -
-----------------------------------------------------------------------------------------
    Total current              3,735         -      3,735     2,753         -      2,753
-----------------------------------------------------------------------------------------
Other nondeductible accruals   1,101       (98)     1,003       980      (195)       785
Accelerated plant costs            -    (1,660)    (1,660)        -      (135)      (135)
Deferred lease payments            -         -          -       645         -        645
Accelerated depreciation           -   (41,575)   (41,575)        -   (42,734)   (42,734)
Other                          1,978      (877)     1,101         -      (665)      (665)
Tax credit carryforwards       8,359         -      8,359    14,483         -     14,483
-----------------------------------------------------------------------------------------
    Total noncurrent          11,438   (44,210)   (32,772)   16,108   (43,729)   (27,621)
-----------------------------------------------------------------------------------------
Total                        $15,173  $(44,210)  $(29,037)  $18,861  $(43,729)  $(24,868)
=========================================================================================

     At December 31, 2001, the Company had an alternative minimum tax credit carryforward of approximately $8,282,000 available to offset future income taxes payable to the extent regular income taxes payable exceeds alternative minimum taxes payable. Alternative minimum tax credits can be carried forward indefinitely.

     In 2001, the Company utilized $3,777,000 of general business credits. There are no remaining general business credits to offset regular taxes payable at December 31, 2001.

NOTE 13 - EMPLOYEE STOCK OWNERSHIP AND 401(K) PLANS:

     The Company has a 401(k) retirement plan ("401(k)") for its employees who meet plan eligibility requirements. Until it was merged into the 401(k) effective December 31, 2000, the Company also had an Employee Stock Ownership Plan ("ESOP"), which was a noncontributory defined contribution plan established primarily to acquire shares of the Company's common stock. The ESOP's assets were transferred into the 401(k) on April 24, 2001. The merger was done to reduce costs and simplify reporting and accounting obligations. On December 31, 2000, the ESOP's assets included 1,187,897 shares of the Company's common stock. All of these shares were allocated to the participants' accounts effective as of December 31, 2000. In addition to investments in the Company's common stock, the ESOP held investments in a balanced mutual fund. Contributions to the ESOP were made at the discretion of the Company's Board of Directors. The Company made contributions of $825,000 and $3,000,000 to the ESOP for 2000 and 1999, respectively.

     The Company matches the employee's contributions to the 401(k) at a rate of 50% up to a maximum of 6% of the employee's annual compensation, subject to a per participant maximum contribution amount. For the years ended December 31, 2001, 2000, and 1999, the Company expensed $1,454,000, $1,415,000, and $1,388,000, respectively, for matching contributions under this plan. The Company's matching contribution can be invested in available options at the discretion of the participant. Additional contributions to the 401(k) are made at the discretion of the Company's Board of Directors. For the year ending December 31, 2001, the Company made a discretionary contribution of $900,000 to the 401(k). This amount is similar to the discretionary contributions made in past years to the ESOP. This amount will be used to purchase the Company's common stock, which will be allocated to employees' accounts according to the same formula used for discretionary contributions to the ESOP. At December 31, 2001, the assets of the 401(k) included 995,568 shares of the Company's common stock.

NOTE 14 - STOCK INCENTIVE PLANS:

     Under the 1998 Stock Incentive Plan (the "1998 Plan"), shares of the Company's common stock are authorized to be issued to deserving employees in connection with awards of options, appreciation rights, restricted shares, performance shares or performance units, all as defined in the 1998 Plan. Appreciation rights, performance shares and performance units may be settled in cash, common shares of the Company or any combination thereof.

     The total number of shares available for grant under the 1998 Plan is 2% of the total number of common shares outstanding as of the first day of each calendar year, which amount was 178,960 shares for 2001, and was 206,070 shares for 2000, subject to a 400,000 share annual limitation on the number of common shares available for the grant of options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code. Common shares available for grant in any particular calendar year that are not, in fact, granted in such year cannot be added to the common shares available for grant in any subsequent calendar year. For 2002, the number of shares available for grant is 171,077.

     On May 17, 2001, 177,500 nonqualified stock options were granted to 13 employees under the 1998 Plan. The exercise price for all of the options was $9.95, which was the closing price for the Company's Common Stock on the New York Stock Exchange on the date of grant. One-third of each grant vested on the date of grant, one-third on May 17, 2002, and the remaining one-third on May 17, 2003. All of the options expire on May 16, 2011.

     No grants were made in 2000.

     The 1998 Plan provides that all grants are subject to restrictions, conditions and terms more specifically described in the 1998 Plan, including, but not limited to, the exercise price for stock options and appreciation rights and time vesting requirements for all awards. In general, the 1998 Plan provides that grants of stock options and appreciation rights must expire no more than 10 years from the date of grant. In addition, all grants under the 1998 Plan are subject to forfeiture under certain circumstances, and all unvested awards may vest immediately under various circumstances defined in the 1998 Plan.

     On December 31, 1999, 100,000 nonqualified stock options were granted under the 1998 Plan, 50,000 stock options at an exercise price of $12.00 per share and 50,000 stock options at $18.50 per share. The stock options were granted to two employees who had been granted an equal number of Phantom Stock units under the Giant Industries, Inc. 1998 Phantom Stock Plan (the "Phantom Stock Plan"), which was terminated by the Company in 1999. Each Phantom Stock unit was equivalent to one share of the Company's common stock. The stock options were granted under the original terms of the Phantom Stock Plan grant as to exercise price, vesting and expiration date. The exercise prices exceeded the fair market value at the date of grant, 60,000 options became vested on the grant date, and the remaining options vest in varying amounts, and at various times, through December 31, 2001. All of the options expire on February 1, 2008. No other awards were outstanding under the Phantom Stock Plan at the time of its termination.

     Under the Company's 1989 Stock Incentive Plan (the "1989 Plan"), 500,000 shares of the Company's common stock were authorized to be issued to deserving employees in the form of options and/or restricted stock. At December 31, 2001, no shares were available for future grants under the 1989 Plan because, by its terms, no new awards may be made after December 11, 1999.

     All of the options or restricted stock granted under the 1989 Plan are fully vested. At December 31, 2001, 121,450 shares granted under the 1989 Plan remained to be exercised.

     The following summarizes stock option transactions under the 1989 and 1998 Plans:


OPTIONS OUTSTANDING AT            SHARES      WEIGHTED AVERAGE EXERCISE PRICE
-----------------------------------------------------------------------------
January 1, 1999                    431,408                 $ 8.80
   Granted                         100,000                  15.25
   Exercised                      (120,857)                  8.86
                                  --------
December 31, 1999                  410,551                  10.36
   Exercised                       (16,500)                  6.61
   Forfeited                       (15,000)                 14.88
   Expired                          (5,000)                 10.50
                                  --------
December 31, 2000                  374,051                  10.34
   Granted                         177,500                   9.95
   Exercised                      (126,601)                  8.74
   Expired                         (26,000)                 10.63
                                  --------
December 31, 2001                  398,950                 $10.65
                                  ========

Options exercisable at December 31:
   2001                            280,613                 $10.95
   2000                            298,251                  10.07
   1999                            252,285                   9.80

     The following summarizes information about stock options outstanding under the 1989 and 1998 Plans at December 31, 2001:

             Options Outstanding                   Options Exercisable
----------------------------------------------  --------------------------
                                  Weighted
                                   Average                     Weighted
   Range of         Number        Remaining        Number       Average
Exercise Prices  Outstanding  Contractual Life  Exercisable  Exercise Price
----------------------------------------------  --------------------------
   $ 5.25            17,900        0.3 Years        17,900       $ 5.25
     7.75            47,750        1.3 Years        47,750         7.75
    12.00 to 18.50  100,000        6.1 Years       100,000        15.25
     8.88            55,800        7.1 Years        55,800         8.88
     9.95           177,500        9.4 Years        59,163         9.95
                    -------                        -------
                    398,950        6.9 Years       280,613       $10.95
                    =======                        =======

     In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation." The Company has determined that it will not change to the fair value method prescribed in the Statement and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock based compensation.

     The Company has adopted the disclosure-only provisions of SFAS No. 123. If the Company had elected to recognize compensation costs based on the fair value at the date of grant for awards granted in 2001, 1999 and 1998, consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have decreased by approximately $634,000 and $0.07 per share, $289,000 and $0.03 per share, and $497,000 and $0.05 per share, respectively.

     The pro forma effects of applying SFAS No. 123 in this disclosure are not necessarily indicative of future amounts.

     The estimated weighted average fair values of options granted during 2001, 1999 and 1998 were $5.96, $9.14 and $5.40 per share, respectively, and were estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                 2001       1999      1998
                                 ----       ----      ----
Expected life in years             8          8         7
Risk-free interest rate          5.4%       6.5%        6%
Volatility                        47%        45%       38%
Dividend Yield                     -          -       1.2%

NOTE 15 - INTEREST, OPERATING LEASES AND RENT EXPENSE:

     Interest paid and capitalized for 2001 was $24,135,000 and $0, for 2000 was $24,458,000 and $62,000, and for 1999 was $24,176,000 and $183,000,
respectively.

     As discussed in Note 3, on December 31, 1998, the Company and FFCA completed a sale-leaseback transaction. Under the terms of the Agreement, FFCA purchased 83 service station/convenience stores from the Company and the Company in turn leased the 83 service station/convenience stores back from FFCA under an operating lease arrangement with an initial term of 15 years and three separate options to continue the lease for successive periods of five years. The Company reacquired 24 of the service station/convenience stores in the second half of 1999 and the remaining 59 in the third quarter of 2001.

     The Company is committed to annual minimum rentals under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2001 as follows:

                                                    Land, building,
                                                     machinery and
                                                   equipment leases
-------------------------------------------------------------------
(In thousands)
2002                                                 $ 4,606,000
2003                                                   3,414,000
2004                                                   2,577,000
2005                                                   1,711,000
2006                                                   1,096,000
2007 - 2024                                            6,004,000
-------------------------------------------------------------------
Total minimum payments required                      $19,408,000
===================================================================

     Total rent expense was $8,459,000, $11,017,000, and $12,134,000 for
2001, 2000, and 1999, respectively.

NOTE 16 - COMMITMENTS AND CONTINGENCIES:

     Various legal actions, claims, assessments and other contingencies arising in the normal course of the Company's business, including those matters described below, are pending against the Company and certain of its subsidiaries. Certain of these matters involve or may involve significant claims for compensatory, punitive or other damages. These matters are subject to many uncertainties, and it is possible that some of these matters could be ultimately decided, resolved or settled adversely. The Company has recorded accruals for losses related to those matters that it considers to be probable and that can be reasonably estimated. Although the ultimate amount of liability at December 31, 2001, that may result from those matters for which the Company has recorded accruals is not ascertainable, the Company believes that any amounts exceeding the Company's recorded accruals should not materially affect the Company's financial condition. It is possible, however, that the ultimate resolution of these matters could result in a material adverse effect on the Company's results of operations for a particular reporting period.

     Federal, state and local laws and regulations relating to health and the environment affect nearly all of the operations of the Company. As is the case with all companies engaged in similar industries, the Company faces significant exposure from actual or potential claims and lawsuits involving environmental matters. These matters include soil and water contamination, air pollution and personal injuries or property damage allegedly caused by substances manufactured, handled, used, released or disposed of by the Company. Future expenditures related to health and environmental matters cannot be reasonably quantified in many circumstances for various reasons, including the speculative nature of remediation and clean-up cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, various defenses which may be available to the Company and changing environmental laws and interpretations of environmental laws.

     In June 2001, NMED issued four compliance orders ("Orders") to the Company in connection with alleged violations of air regulations at the Company's Ciniza and Bloomfield refineries. The Orders allege violations discovered during NMED inspections in 1999 and 2000. The civil penalties proposed in connection with the Orders originally totaled approximately $550,000. The Company settled the alleged violations for $135,000 during the first quarter of 2002.

     In 1973, the Company constructed the Farmington Refinery that was operated until 1982. The Company became aware of soil and shallow groundwater contamination at this facility in 1985. The Company hired environmental consulting firms to investigate the contamination and undertake remedial action. The consultants identified several areas of contamination in the soils and shallow groundwater underlying the Farmington property. A consultant to the Company has indicated that contamination attributable to past operations at the Farmington property has migrated off the refinery property, including a hydrocarbon plume that appears to extend no more than 1,800 feet south of the refinery property. Remediation activities are ongoing by the Company under the supervision of the New Mexico Oil Conservation Division ("OCD"), although no cleanup order has been received. The Company's environmental reserve for this matter is approximately $570,000.

     The Farmington property is located adjacent to the Lee Acres Landfill (the "Landfill"), a closed landfill formerly operated by San Juan County, which is situated on lands owned by the United States Bureau of Land Management (the "BLM"). Industrial and municipal wastes were disposed of in the Landfill by numerous sources. While the Landfill was operational, the Company used it to dispose of office trash, maintenance shop trash, used tires and water from the Farmington refinery's evaporation pond.

     The Landfill was added to the National Priorities List as a CERCLA Superfund site in 1990. In connection with this listing, EPA defined the site as the Landfill and the Landfill's associated groundwater plume. EPA excluded any releases from the Farmington refinery itself from the definition of the site. In May 1991, EPA notified the Company that it may be a potentially responsible party under CERCLA for the release or threatened release of hazardous substances, pollutants or contaminants at the Landfill.

     BLM made a proposed plan of action for the Landfill available to the public in 1996. Remediation alternatives examined by BLM in connection with the development of its proposed plan ranged in projected cost from no cost to approximately $14,500,000. BLM proposed the adoption of a remedial action alternative that it believes would cost approximately $3,900,000 to implement. BLM's $3,900,000 cost estimate is based on certain assumptions that may or may not prove to be correct and is contingent on confirmation that the remedial actions, once implemented, are adequately addressing Landfill contamination. For example, if assumptions regarding groundwater mobility and contamination levels are incorrect, BLM is proposing to take additional remedial actions with an estimated cost of approximately $1,800,000.

     BLM has received public comment on its proposed plan. The final remedy for the site, however, has not yet been selected. Although the Company was given reason to believe that a final remedy would be selected in 2000, that selection did not occur. The Company has been advised that the site remedy may be announced in 2002. In 1989, a consultant to the Company estimated, based on various assumptions, that the Company's share of potential liability could be approximately $1,200,000. This figure was based upon estimated Landfill remediation costs significantly higher than those being proposed by BLM. The figure also was based on the consultant's evaluation of such factors as available clean-up technology, BLM's involvement at the site and the number of other entities that may have had involvement at the site, but did not include an analysis of all of the Company's potential legal defenses and arguments, including possible setoff rights.

     Potentially responsible party liability is joint and several, such that a responsible party may be liable for all of the clean-up costs at a site even though the party was responsible for only a small part of such costs. Although it is possible that the Company may ultimately incur liability for clean-up costs associated with the Landfill, a reasonable estimate of the amount of this liability, if any, cannot be made at this time because, among other reasons, the final site remedy has not been selected, a number of entities had involvement at the site, allocation of responsibility among potentially responsible parties has not yet been made, and potentially applicable factual and legal issues have not been resolved. Based on current information, the Company does not believe that it needs to record a liability in relation to BLM's proposed plan.

     BLM may assert claims against the Company and others for reimbursement of investigative, cleanup and other costs incurred by BLM in connection with the Landfill and surrounding areas. It is also possible that the Company will assert claims against BLM in connection with contamination that may be originating from the Landfill. Private parties and other governmental entities also may assert claims against BLM, the Company and others for property damage, personal injury and other damages allegedly arising out of any contamination originating from the Landfill and the Farmington property. Parties also may request judicial determination of their rights and responsibilities, and the rights and responsibilities of others, in connection with the Landfill and the Farmington property. Currently, however, there is no outstanding litigation against the Company by BLM or any other party.

     In connection with the acquisition of the Bloomfield Refinery, the Company assumed certain environmental obligations including Bloomfield Refining Company's ("BRC") obligations under an administrative order issued by EPA in 1992 pursuant to the Resource Conservation and Recovery Act (the "Order"). The Order required BRC to investigate and propose measures for correcting any releases of hazardous waste or hazardous constituents at or from the Bloomfield Refinery. EPA has delegated its oversight authority over the Order to NMED's Hazardous Waste Bureau ("HWB"). In 2000, OCD approved the groundwater discharge permit for the refinery, which included an abatement plan that addressed the Company's environmental obligations under the Order. The abatement plan reflects new information relating to the site as well as remediation methods that were not originally contemplated in connection with the Order. Discussions between OCD, HWB and the Company have resulted in proposed revisions to the abatement plan. Adoption of the abatement plan as the appropriate corrective action remedy under the Order would significantly reduce the Company's corrective action costs. The Company estimates that remediation expenses associated with the abatement plan will be in the range of approximately $50,000 to $150,000, and will be incurred over a period of approximately 30 years. If the Company's request is not granted, the Company estimates that remaining remediation expenses could range as high as $1,000,000, which is reflected in the Company's environmental reserve for this matter, and could be as low as $600,000. If, as expected, the abatement plan is approved as submitted, the Company anticipates that the reserve will be reduced.

     The Company has discovered hydrocarbon contamination adjacent to a 55,000 barrel crude oil storage tank (the "Tank") that was located in Bloomfield, New Mexico. The Company believes that all or a portion of the Tank and the 5.5 acres owned by the Company on which the Tank was located may have been a part of a refinery, owned by various other parties, that, to the Company's knowledge, ceased operations in the early 1960s. Based upon a January 13, 2000 report filed with OCD, it appears possible that contaminated groundwater is contained within the property boundaries and does not extend offsite. The Company anticipates that OCD will not require remediation of offsite soil based upon the low contaminant levels found there. In the course of conducting cleanup activities approved by OCD, it was discovered that the extent of contamination was greater than anticipated. The Company received approval to conduct a pilot bioventing project to address remaining contamination at the site, which was completed on June 26, 2001, at a cost of approximately $15,000. Based on the results of the pilot project, the Company submitted a remediation plan to OCD that proposes the use of bioventing to address remaining contamination. The Company anticipates that it would incur approximately $150,000 in remediation expenses in connection with this plan over a period of one to two years, and the Company has created an environmental reserve in this amount. If the Company's plan is not approved, the Company cannot reasonably estimate remaining remediation costs because, among other reasons, it does not know what remediation technology would be approved by OCD for use at the site.

     As of December 31, 2001, the Company had an environmental liability accrual of approximately $2,500,000. Approximately $1,600,000 of this accrual is for the following previously discussed projects: (i) the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of the Company's inactive Farmington refinery; (ii) environmental obligations assumed in connection with the acquisition of the Bloomfield Refinery; and
(iii) hydrocarbon contamination on and adjacent to the 5.5 acres that the Company owns in Bloomfield, New Mexico. The remaining amount of the accrual relates to the closure of certain solid waste management units at the Ciniza Refinery, which is being conducted in accordance with the refinery's Resource Conservation and Recovery Act permit; closure of the Ciniza Refinery land treatment facility including post-closure expenses; and amounts for smaller remediation projects. The accrual balance reflects a reduction in amounts accrued for environmental obligations assumed in connection with the acquisition of the Bloomfield Refinery and increases in reserves for other environmental projects. The environmental accrual is recorded in the current and long-term sections of the Company's Consolidated Balance Sheets.

     On June 11, 2001, the Company filed claims against the United States Defense Energy Support Center ("DESC") in connection with jet fuel that the Company sold to DESC from 1983 through 1994. The Company asserted that the DESC underpaid for the jet fuel in the approximate amount of $17,000,000. The Company believes that its claims are supported by recent federal court decisions, including decisions from the United States Claims Court, dealing with contract provisions similar to those contained in the contracts that are the subject of the Company's claims. On March 12, 2002, the DESC denied the Company's claims. The Company has 12 months to bring an action in the United States Court of Federal Claims relating to the denied claims. The DESC has indicated that it will counterclaim if the Company pursues its claims and will assert, based on its interpretation of the contract provisions, that the Company may owe additional amounts of approximately $4,900,000. The Company is evaluating its options. Due to the preliminary nature of this matter, there can be no assurance that the Company would ultimately prevail should it decide to pursue its claims nor is it possible to predict when any payment would be received if the Company were successful. Accordingly, the Company has not recorded a receivable for this claim.

     Giant Arizona leases approximately 8,176 square feet of space from a limited liability company in which the CCEO owns a 51% interest. Pursuant to a sublease between Giant Arizona and a separate limited liability company controlled by the CCEO, Giant Arizona subleases the space to such entity for use as an inn. The owner of the 49% interest in the lessor has notified Giant Arizona that the sublessee is delinquent on the payment of the rent due, and on or about December 28, 2001, such owner filed a derivative lawsuit for and on behalf of the lessor against Giant Arizona to collect all amounts owing under the lease. The suit is for the recovery of rents past due and owing in excess of $156,990 from August 1, 2000 through date of the complaint. Pursuant to a letter dated January 16, 2002, Giant Arizona made a formal demand on the sublessee for the sublessee to pay all of the past due amounts. In addition, Giant Arizona has filed a motion to dismiss the lawsuit for failure to comply with the express provisions of the Arizona derivative action statute or, alternatively, to compel binding arbitration pursuant to the terms of the lease.

NOTE 17 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                                  Year Ended December 31, 2001
--------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                      Quarter
--------------------------------------------------------------------------------------------------
                                                              First    Second    Third    Fourth
--------------------------------------------------------------------------------------------------
Net revenues                                                $251,212  $281,158  $241,228  $195,081
Cost of products sold                                        200,502   209,917   181,834   146,261
--------------------------------------------------------------------------------------------------
Gross margin                                                  50,710    71,241    59,394    48,820
--------------------------------------------------------------------------------------------------
Operating expenses                                            28,848    28,736    27,957    28,719
Depreciation and amortization                                  8,113     8,139     8,608     9,015
Selling, general and administrative expenses                   6,583     8,755     7,659     4,867
Loss on the disposal/write-down of assets                        139       343     1,301     4,429
Allowance for related party note and
  interest receivable                                              -         -         -     5,409
Net earnings (loss)                                              950    11,953     5,135    (5,657)
Net earnings (loss) per common share - basic                $   0.11  $   1.33  $   0.57  $  (0.66)
Net earnings (loss) per common share - assuming dilution    $   0.11  $   1.33  $   0.57  $  (0.66)


                                                                  Year Ended December 31, 2000
--------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                      Quarter
--------------------------------------------------------------------------------------------------
                                                              First    Second    Third    Fourth
--------------------------------------------------------------------------------------------------
Net revenues                                                $225,134  $266,066  $301,213  $281,949
Cost of products sold                                        178,017   210,630   240,873   229,481
--------------------------------------------------------------------------------------------------
Gross margin                                                  47,117    55,436    60,340    52,468
--------------------------------------------------------------------------------------------------
Operating expenses                                            29,430    29,375    30,429    33,416
Depreciation and amortization                                  8,305     8,370     8,650     8,254
Selling, general and administrative expenses                   6,402     6,396     7,202     5,373
Net earnings (loss)                                           (1,632)    3,281     5,015       625
Net earnings (loss) per common share - basic                $  (0.17) $   0.36  $   0.55  $   0.07
Net earnings (loss) per common share - assuming dilution    $  (0.17) $   0.36  $   0.55  $   0.07

     In the fourth quarter of 2001, the Company recorded a loss on the disposal/write-down of certain refining and retail assets due to obsolescence and replacement, recorded the write-down of various service station/convenience stores due to impairment, and recorded an allowance for a related party note and interest receivable.

NOTE 18 - SUBSEQUENT EVENT:

     On February 8, 2002, the Company entered into an agreement with BP Corporation North America Inc. and BP Products North America Inc. (collectively "BP") to purchase a refinery in Yorktown, Virginia (the "Yorktown Refinery"). The refinery is located in Yorktown, Virginia, on the York River. It has a crude oil processing capacity of 61,900 barrels per day. Gasoline comprises approximately 50% of the refinery's current product slate, which also encompasses a wide range of other products including diesel fuel, heating oil and coke. The refinery is the only refinery in Virginia and, due to its coastal location, is able to purchase crude oil produced around the world and to deliver refined petroleum products to New York Harbor as well as to the area around the refinery.

     The Yorktown Refinery will be acquired for $127,500,000, plus the value of inventory at closing, which the Company currently projects will have a value of approximately $42,000,000. The agreement also provides for conditional potential monthly payments, in an amount not to exceed a combined total of $25,000,000, if certain refining margin spreads over a specified index are reached. The payments begin in the year 2003 and conclude at the end of 2005. The Company made a deposit of $10,000,000 to BP when the refinery purchase agreement was executed, which is only refundable under limited circumstances. In addition to the purchase price, the Company anticipates that it will incur direct costs in connection with the refinery acquisition of approximately $800,000, excluding financing costs.

     The Company will assume certain liabilities and obligations, including certain environmental obligations, in connection with its purchase of the Yorktown Refinery, but will be provided with specified levels of indemnification for certain matters.

     The Company expects the refinery purchase to close during the second quarter of 2002. The closing is contingent on satisfaction of all contract conditions, including the nonexercise of a right of first refusal held by an adjacent property owner and the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act ("HSR") and any extension of this waiting period by the federal government. The purchase agreement can be terminated by the Company or BP if the closing does not occur on or prior to May 31, 2002, although Buyer may not terminate the agreement until September 30, 2002 if the only condition to closing that has not occurred is termination or expiration of the HSR waiting period. By letter dated February 2002, the Federal Trade Commission notified the Company that the HSR waiting period had been terminated.

     The Company intends to finance the acquisition of the refinery with a combination of committed financing and cash on hand. The debt financing is anticipated to consist of borrowing under: (i) the Company's Credit Agreement, which will be amended and restated to, among other things, increase the Company's maximum available borrowing under the facility and extend the facility's term by an additional year; (ii) a capital lease facility; (iii) a mortgage financing facility; and (iv) potentially additional public debt. The Company anticipates that financing costs associated with the Yorktown Refinery acquisition, including the possible refinancing of the Company's 9 3/4% Notes, will be approximately $13,500,000 to $15,000,000.

NOTE 19 - GOODWILL AMORTIZATION:

     In accordance with SFAS No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. A reconciliation of net earnings and related per share amounts reported in the Consolidated Statements of Earnings to the pro forma amounts adjusted for the exclusion of goodwill amortization, net of the related tax effect, is presented below. For purposes of the calculation, goodwill amortization was tax effected using the Company's estimated incremental combined federal and state tax rate of approximately 40%. The pro forma results reflecting the exclusion of goodwill amortization have been prepared only to demonstrate the impact of goodwill amortization, net of tax effect, on net earnings and related per share amounts and are for comparative purposes only.

                                                    Year Ended December 31,
-----------------------------------------------------------------------------
(In thousands, except per share data)               2001      2000      1999
-----------------------------------------------------------------------------
Reported net earnings                             $12,381   $ 7,289   $10,778
Add: Goodwill amortization, net of tax effect         641       641       650
-----------------------------------------------------------------------------
Adjusted net earnings                             $13,022   $ 7,930   $11,428
=============================================================================

Earnings per common share:
  Basic:
    Reported net earnings                         $  1.40   $  0.79   $  1.01
    Add: Goodwill amortization, net of
         tax effect                                  0.07      0.07      0.06
-----------------------------------------------------------------------------
    Adjusted net earnings                         $  1.47   $  0.86   $  1.07
=============================================================================
  Diluted:
    Reported net earnings                         $  1.39   $  0.79   $  1.01
    Add: Goodwill amortization, net of
         tax effect                                  0.07      0.07      0.06
-----------------------------------------------------------------------------
    Adjusted net earnings                         $  1.46   $  0.86   $  1.07
=============================================================================

NOTE 20 - SUBSIDIARY GUARANTORS (UNAUDITED):

     In connection with the Company's acquisition of the Yorktown refinery (see Note 18), the Company completed a private placement for $200,000,000 of senior subordinated notes. The Company will offer to exchange such notes for a new issue of substantially identical debt securities registered under the Securities Act of 1933.

     The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by each of our existing and future domestic restricted subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise provided in the indentures pursuant to which the notes were issued, there are no restrictions on the ability of such subsidiaries to transfer funds to the Company in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to the Company in certain circumstances.

     Separate financial information for such subsidiaries and the parent company are not provided as the parent company has no independent assets or operations, the guarantees are full and unconditional and joint and several, any of the subsidiaries of the Company other than the subsidiary guarantors are minor and the separate financial statements and other disclosures concerning the subsidiaries are not deemed material to investors.